Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.
Form S-8 No.333-143611 pertaining to the Manhattan Associates, Inc. 2007 Stock Incentive Plan,
2.
Form S-8 No.333-159852 pertaining to the Manhattan Associates, Inc. 2007 Stock Incentive Plan,
3.
Form S-8 No.333-174499 pertaining to the Manhattan Associates, Inc. 2007 Stock Incentive Plan, and
4.
Form S-8 No.333-238503 pertaining to the Manhattan Associates, Inc. 2020 Equity Incentive Plan;

of our reports dated February 4, 2026, with respect to the consolidated financial statements of Manhattan Associates, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Manhattan Associates, Inc. and subsidiaries, included in this Annual Report (Form 10-K) of Manhattan Associates, Inc. and subsidiaries for the year ended December 31, 2025.

/s/ Ernst & Young LLP
Atlanta, Georgia
February 4, 2026